Exhibit 1.02

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Corporation 678-259-8625 scotmcleod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Enters Agreement to Acquire Catalyst International

Acquisition Will Expand CDC Software’s IMI Supply Chain Product Line and

CDC Global Services Portfolio with Expertise in Large, Multi-National Businesses

ATLANTA – Sept. 05, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that it has entered into a definitive agreement to acquire Milwaukee-based Catalyst International, a leading provider of supply chain execution solutions and services. With approximate annual revenues of (U.S.) $35 million, the acquisition of Catalyst is expected to be immediately accretive to CDC Software upon completion of the acquisition.

Catalyst’s software solutions and services are highly complementary to CDC Software’s IMI Supply Chain product line and the company’s CDC Global Services operations. The IMI suite of supply chain solutions supports demand-driven fulfillment in multi-company, multi-site and multi-channel environments. After completion of the acquisition, the Catalyst SAP practice business segment is expected to be merged into CDC Global Services, which provides consulting and outsourcing services across a variety of technologies and industries.

“This acquisition will expand our global supply chain offerings and base of blue-chip customers, and at the same time, strengthen our CDC Global Services offerings by adding significant expertise and resources in large-scale supply chain execution,” said Eric Musser, CEO of CDC Software. “We are also excited about the advanced architecture of CatalystConnect, an event-driven, rules-based workflow platform that will serve as an integration backbone in the future for CDC Software’s applications. The Catalyst International SAP logistics consulting practice will extend our strategy of building services practices across key areas of the ERP application space. We look forward to a continuing strong relationship with companies such as SAP.”

“CDC Software will bring the depth of its global resources focused on technology innovation, application development, and professional services, as well as sales, marketing and customer service,” said Michael Eleftheriou, president and CEO of Catalyst International. “They also bring a track record of investments in acquired products and extremely high levels of customer satisfaction. This big step in our evolution will be very beneficial to Catalyst and our customers.”

Catalyst provides a broad range of integrated, open standards-based solutions that service key areas of complex supply chains and distribution networks. The solutions can operate as standalone modules that can readily integrate into an enterprise’s existing applications. Key functionality in the Catalyst suite includes warehouse management, transportation management, dynamic route planning, slotting, labor management, cross dock planning, and yard management.

Complementing the CDC Software IMI blue-chip customers that include Ahlsell, Campbell Soup, Canadian Tire, Frito Lay, GE Plastics, JM Smuckers, Sherwin Williams and Starbucks, the customers of Catalyst International include industry leaders such as: Aldo Group, Centocor, The Container Store, Fuji, General Motors, Homebase, Jarden, Jim Beam, Legrand Group, Office Max, Reebok, Shanghai General Motors, Solectron and Symbol/Motorola.

The completion of the acquisition is subject to the satisfaction of a number of customary conditions precedent. CDC Software currently anticipates that the transaction will be completed by the end of September 2007.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the Manufacturing Business Technology 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About Catalyst
Catalyst International, Inc. is a software and services company specializing in building and implementing business solutions for the enterprises’ needs in supply chain execution, planning, and management. These solutions are based on its comprehensive, open architecture, integrated suite of software, which offers Warehouse Management WMS, Yard Management YMS, Labor Management LMS, and Transportation Management TMS, as well as Slotting, RFID, and Inventory Optimization; on its Best-Of-Breed, and SAP services practice. Catalyst’s solutions cater to the enterprises’ complex distribution networks in the retail, manufacturing, life sciences, process, and consumer packaged good sectors; and parts distribution for the automotive, aerospace, and electronics. Headquartered in Milwaukee, Wisconsin, Catalyst has its EMEA headquarters in London, and is represented in Italy, Mexico, Latin America, Canada, China, and India, and implements programs for clients around the world.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to expectations that such transaction will be accretive, the expectation that the acquisition will strengthen the supply chain and services portfolio, rthe complementary nature of Catalyst solutions with IMI, our statements regarding our strategy, value and market positions, our statements regarding leadership and management, our statements regarding the expected benefit of the acquisition and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the supply chain solutions industry; the ability of Catalyst solutions to address industry-specific requirements; development of new functionalities which would allow other companies to compete more effectively and changes in the type of information required to compete in the supply chain execution industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.